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                                                                     Exhibit 5.1

                                MAPLES AND CALDER
                               CAYMAN EUROPE ASIA

To:  TOM Online Inc.
     8th Floor, Tower W3,
     Oriental Plaza
     No.1 Dong Chang An Avenue
     Beijing, China 100738

     Citibank, N.A.
     111 Wall Street,
     New York, New York 10043
     U.S.A.


                                                               4th March, 2004

Dear Sirs,

TOM Online Inc.

We have acted as Cayman Islands legal advisers to TOM Online Inc. (the "Company") in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on 13 February, 2004 (Registration No. 333-112800), relating to the offering by the Company [and the sale by the selling shareholder (the "Selling Shareholder")] of a total of 1,000,000 American Depositary Shares, each of which represents 100 of the Company's Ordinary Shares, of par value HK$0.01 each (the "Shares"). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

1. DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

(a) the certificate of incorporation of the Company dated 28th August, 2001 and the memorandum and articles of association of the Company as registered on 28th August, 2001 and the memorandum and articles of association of the Company as adopted to be effective contingent upon the closing of the public offering as contemplated by the Registration Statement, supplied by the Company;

(b)  the register of members of the Company as provided to us by the Company;

(c) a certificate of good standing issued by the Registrar of Companies in the Cayman Islands dated 19th February, 2004 (the "Certificate of Good Standing");

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(d)  the certified extracts of the resolutions passed by the sole shareholder of the Company on 21st August, 2003 and 22nd September, 2003, 16th January, 2004 and 12th February, 2004 respectively;

(e) the certified extracts of the resolutions passed by the board of directors of the Company dated 20th September, 2003, 22nd September, 2003, 14th October, 2003, 16th January, 2004 and 12th February, 2004, respectively and the corporate records of the Company maintained at its registered office in the Cayman Islands;

(f) a certificate from a director of the Company addressed to this firm (the "Director's Certificate"); and

(g)  the Registration Statement.

2. ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)  The genuineness of all signatures and seals.

(iii) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3. OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2 The authorised share capital of the Company is HK$100,000,000 divided into 10,000,000,000 shares of par value HK$0.01 each.

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3.3  The issue and allotment of the Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Shares will be legally issued and allotted, fully paid and non-assessable.

3.4 Shares to be sold by the Selling Shareholder have been legally and validly issued and are fully paid and non-assessable.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings "Risk Factors," "Enforcement of Civil Liabilities," "Legal Matters," "Taxation" and elsewhere in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ Maples and Calder Asia
MAPLES and CALDER Asia